Exhibit 2.2

                                AMENDMENT NO. 1 TO
                           AGREEMENT AND PLAN OF MERGER


                  THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of May 1, 1998 ("Amendment No. 1"), by and among Discovery Laboratories, Inc., a Delaware corporation ("Buyer" or "Discovery"), ATI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Acquisition Subsidiary"), and Acute Therapeutics, Inc., a Delaware corporation ("Seller" or "Acute").


                                    RECITALS:

                  WHEREAS, the parties hereto entered into an Agreement and Plan of Merger, dated March 5, 1998 (the "Merger Agreement"), pursuant to which Acquisition Subsidiary will merge with and into Seller (the "Merger") and Seller will become a wholly-owned subsidiary of Buyer; and

                  WHEREAS, the parties wish to enter into this Amendment No. 1 in connection with certain clarifications and corrections to the Merger Agreement;

                  NOW, THEREFORE, for good and valuable consideration and the mutual covenants and agreements contained in this Amendment No. 1 and in the Merger Agreement, and intending to be legally bound hereby and thereby, Seller, Buyer and Acquisition Subsidiary hereby agree as follows:

                  1. Unless otherwise defined in this Amendment No. 1, all capitalized terms used herein shall have the meanings given to them in the Merger Agreement.

                  2. Section 2.1 of the Merger Agreement is hereby amended to replace the number "3.91" in the first sentence thereof with the number "3.90."

                  3. Section 2.2 of the Merger Agreement is hereby amended to replace the phrase "Series A Preferred Stock" with the phrase "Series C Preferred Stock."

                  4. Section 2.5(a) of the Merger Agreement is hereby amended to delete the phrase ", except for options to purchase 44,800 Common Shares granted on October 10, 1996, as listed on Schedule 2.5 hereto which shall terminate on the closing."

                  5. Section 2.5(a) of the Merger Agreement is hereby further amended to delete the word "and" between clauses (i) and (ii) of the third sentence of such section and to add at the end of clause (ii) after the words "Conversion Ratio" the following: "and (iii) the vesting of the options to purchase 44,800 Common Shares granted on October 10, 1996, as


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listed on Schedule 2.5 hereto shall be accelerated in full immediately prior to the Effective Time."

                  6. Except as set forth in this Amendment No. 1, the Merger Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, Buyer, Acquisition Subsidiary and Seller have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                       BUYER



                                       By:      /s/ Robert J. Capetola
                                                _______________________________
                                                Name:  Robert J. Capetola
                                                Title:  Acting CEO


                                       ACQUISITION SUBSIDIARY



                                       By:      /s/ Evan Myrianthopoulos
                                                _______________________________
                                                Name:  Evan Myrianthopoulos
                                                Title:  Vice President


                                       SELLER



                                       By:      /s/ Robert J. Capetola
                                                _______________________________
                                                Name:  Robert J. Capetola
                                                Title:  President/CEO

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